EXHIBIT 4.2

AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1st day of January, 1999

BETWEEN:

AUTUMN INDUSTRIES INC., a company duly incorporated under the laws of the Province of British Columbia and having its registered and records office at 1200-999 West Hastings Street, Vancouver, British Columbia, V6Z 1B4

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND:

MISSION CONSULTING SERVICES INC., a company duly incorporated under the laws of the Province of British Columbia and having an address of 5675 Deadpine Road, RR#2, Compartment F1, Site 11A, Kelowna, British Columbia, V1Y 7R1

(hereinafter referred to as "Mission")

OF THE SECOND PART

AND:

BYRON P. LOEWEN of 5675 Deadpine Road, RR#2, Compartment F1, Site 11A, Kelowna, British Columbia, V1Y 7R1

(hereinafter referred to as "Loewen")

OF THE THIRD PART

WHEREAS:
  The Company, Mission and Loewen entered into a Management Services Agreement dated for reference the 28th day of June, 1996 (the "Agreement"); and
  The parties now wish to amend the agreement on the terms and conditions set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto have agreed to the following amendments:

  Clause 2. of the Agreement is hereby amended to read as follows:

"The term of this Agreement shall be for a period of Five (5) years commencing on the 1st day of January, 1999 and continuing thereafter unless and until terminated as hereinafter provided."
  Clause 4.1(a) of the Agreement is hereby amended as follows:
  "the sum of Fourteen Thousand Five Hundred and Eighty-Four Dollars ($14,584.00) per month ($175,000.00 per annum) excluding GST, payable on the last day of each month."

3. Clause 6.1 of the Agreement is hereby amended as follows:

"This Agreement will be deemed to be renewed after the initial Five (5) year term unless the Company or Mission provides not less than sixty (60) days written notice of their intention not to renew."
  Clause 6.2(b) of the Agreement is hereby amended as follows:

"at any time by thirty (30) months notice in writing given by the Company to Mission;"
  Section 7.2 of the agreement which refers to "Company's Business" is amended as follows:

"As used in this Section 7, the expression "Company's Business" means any business which the Company is engaged in at the time of termination of the employee and including, but not limited to, the business of the sale and installation of Hotab systems for waste wood disposal....."

6. In all other respects, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.
THE CORPORATE SEAL OF AUTUMN INDUSTRIES INC. was hereunto affixed in the presence of :

"W. Gerald Mazzei"
Authorized Signatory

"Dominic Colvin"
Authorized Signatory

THE CORPORATE SEAL OF MISSION CONSULTING SERVICES INC.
"Byron P. Loewen"
Authorized Signatory

SIGNED AND DELIVERED BY	"Byron P. Loewen"
BYRON P. LOEWEN in the presence of:	BYRON P. LOEWEN

"Linda Andersson"
Name

"1004-1708 Dolphin Ave, Kelowna"
Address

"Executive Assistant"
Occupation